Exhibit 10.1

AMENDMENT NO. 1 TO THE

STEP-UP EQUITY FINANCING AGREEMENT

Dated July 31, 2006

CELL THERAPEUTICS, INC.

SOCIÉTÉ GÉNÉRALE

AMENDMENT NO. 1 TO THE

STEP-UP EQUITY FINANCING AGREEMENT

BETWEEN

CELL THERAPEUTICS, INC. a Washington corporation with headquarters located at 501 Elliott Avenue, Suite 400, Seattle, Washington 98119, represented by James A. BIANCO, duly empowered,

(hereinafter the “Issuer”)

AND

SOCIÉTÉ GÉNÉRALE a French société anonyme with a share capital of EUR 548,043,436.25, headquarters located at 29, boulevard Haussmann - 75009 Paris, France, registered under No. 552 120 222 RCS Paris, represented by Thierry du BOISLOUVEAU, duly empowered,

(hereinafter the “Subscriber”)

WHEREAS

The parties have previously entered into the Step-Up Equity Financing Agreement (hereinafter, and including the exhibits and schedules thereto, the “Agreement”) which provides the Issuer with the right to raise cash pursuant to one or more share issues.

Pursuant to this Amendment No. 1, dated as of July 31, 2006 (this “Amendment”), each of the Issuer and the Subscriber wish that certain terms of the Agreement be amended as follows.

IT IS HEREBY AGREED AS FOLLOWS:

1. Section 8.2 of the Agreement is amended and restated in its entirety as follows:

“8.1	Advisory Fee

For services rendered to advise on the transactions contemplated hereby, the Issuer shall pay to the Subscriber a fee equal to 800,000 EUR (excluding VAT) within five (5) Business Days of the date that the condition set forth in Section 4.3(b) shall have been satisfied.”

2. Section 13 of the Agreement is amended and restated in its entirety as follows:

“13.	Termination

Upon occurrence of an Event of Default, the Subscriber shall have the right to demand that such Event of Default be remedied by the Issuer. If the Subscriber so demands, the Issuer shall have one (1) month from the date of the demand to remedy the Event of Default, after which period, if the Event of Default shall not have been so remedied, this Agreement shall automatically terminate. In addition, if the condition set forth in Section 4.3(b) shall not have been satisfied on or prior to 30th September 2006, this Agreement shall automatically terminate on 30th September 2006. Any termination of this Agreement shall be without liability of any party to any other party except that the provisions of (i) Articles 1 through 6 and 10 of this Agreement, with respect only to any pending Share Issue, and (ii) Articles 7, 8, 11, 13 and 14 of this Agreement, shall remain in full force and effect notwithstanding such termination.

Nothing in this Article 13 shall relieve any party to this Agreement of liability for any breach of this Agreement prior to its termination.”

3. This Amendment shall be governed by, and construed in accordance with, the laws of the Republic of Italy, except where mandatorily governed by other laws, and each of the parties irrevocably submits to the jurisdiction of the Court of Milan, which shall have non exclusive jurisdiction to hear and decide any suit, action, dispute or proceeding relating to this Amendment.

4. Except as expressly amended hereby, the parties to this Amendment intend for the Agreement to remain in full force and effect and to be legally bound by the Agreement as amended by this Amendment.

[SIGNATURE PAGE TO FOLLOW]

Dated as of July 31, 2006, and signed in two originals.

Cell Therapeutics, Inc.	SOCIÉTÉ GÉNÉRALE

/s/ James A. Bianco	/s/ Thierry du Boislouveau
Represented by: James A. BIANCO	Represented by: Thierry du BOISLOUVEAU
Title: President and Chief Executive Officer	Title: Legal Representative